Exhibit 10.25
CRESCENT BIOPHARMA, INC.
AMENDED AND RESTATED
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY
[effective June 13, 2025]

Each member of the Board of Directors (the “Board”) who is not also serving as an employee of Crescent Biopharma, Inc. (the “Company”) or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Amended and Restated Non-Employee Director Compensation Policy for his or her Board service. The cash compensation described in this policy shall be paid automatically and without further action of the Board, to each Eligible Director who is entitled to receive such cash compensation, unless such Eligible Director declines the receipt of such cash compensation by written notice to the Company. The equity compensation described in this policy will be subject to further approval by the Board. This policy may be amended, modified or terminated at any time in the sole discretion of the Board. As of its effectiveness, the terms and conditions of this policy shall supersede any prior cash and/or equity compensation arrangements for service as a member of the Board between the Company and any of its Eligible Directors, except for equity compensation previously granted to an Eligible Director.

A. Annual Cash Compensation

The annual cash compensation amounts set forth below shall be earned in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal year, with the pro-rated amount paid for the first fiscal quarter in which the Eligible Director provides the service, and regular full quarterly payments thereafter. All annual cash fees are vested upon payment.

1.Annual Board Service Retainer:
a.All Eligible Directors: $40,000
b.Chair of the Board: $70,000

2.Annual Committee (Non-Chair) Member Service Retainer:
a.Member of the Audit Committee: $7,500
b.Member of the Compensation Committee: $6,000
c.Member of the Nominating & Corporate Governance Committee: $5,000

3.Annual Committee Chair Service Retainer:
a.Chair of the Audit Committee: $15,000
b.Chair of the Compensation Committee: $12,000
c.Chair of the Nominating & Corporate Governance Committee: $10,000

B. Election to Receive Shares in Lieu of Cash Compensation

An Eligible Director may make an election to receive all or a portion of the annual cash compensation payable under Section A above in the form of unrestricted ordinary shares of the Company (the “Ordinary Shares”), subject to executing and timely delivering an election form provided by the Company (a “Retainer Share Election”). Retainer Share Elections must be delivered to the Company before the start of the fiscal year to which the

Exhibit 10.25
Retainer Share Election relates. A Retainer Share Election cannot be altered with respect to a fiscal year once the fiscal year begins and, once made, a Retainer Share Election will remain in effect for all subsequent fiscal years unless and until revised or revoked. A new Retainer Share Election that is timely submitted will supersede an existing Retainer Share Election as to annual cash compensation payable with respect to future fiscal years. An Eligible Director may terminate a Retainer Share Election by submitting notice to the Company’s Secretary (or such other individual as the Company designates), which termination shall be effective with respect to the annual cash compensation earned beginning on the first calendar day of the next following fiscal year after such termination notice is submitted.

The number of Ordinary Shares to be issued in lieu of annual cash compensation shall be determined on a quarterly basis, on the last day of each fiscal quarter, by dividing the dollar amount of the portion of annual cash compensation to be paid for such quarter (determined as described above, including any pro-rated amounts for partial service during the quarter) that is subject to the Retainer Share Election by the closing price of an Ordinary Share on the last trading day of the fiscal quarter, rounded up to the nearest whole share. Ordinary Shares issued pursuant to a Retainer Share Election shall be issued as soon as practicable, but in no event more than thirty (30) days, following the end of each fiscal quarter. All Ordinary Shares issued pursuant to a Retainer Share Election will be fully vested upon issuance and will be issued as Other Stock-Based Awards under the Company’s 2025 Stock Incentive Plan, as may be amended and/or restated from time to time, or any successor plan thereto (the “Plan”).

C. Equity Compensation

The equity compensation set forth below will be granted under the Plan. All stock options granted under this policy will be nonstatutory stock options, with an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying Ordinary Shares on the date of grant, and a term of ten years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the Plan).

1.Initial Grant: On the date of an Eligible Director’s initial election to the Board (or if such date is not a market trading day, the first market trading day thereafter), the Eligible Director will, subject to further approval by the Board, be granted a stock option to purchase a number of Ordinary Shares as determined by the Board, in connection with such Eligible Director’s appointment to the Board. The shares subject to each such stock option shall vest in equal monthly installments through the third anniversary of the date of grant, subject to the Eligible Director continuing in service as an Eligible Director through each applicable vesting date.

2.Annual Grant: On the date of each regular annual meeting of the Company’s shareholders (each, an “Annual Meeting”), each Eligible Director who continues to serve as a non- employee member of the Board immediately following such Annual Meeting will, subject to further approval by the Board, be granted a stock option to purchase a number of Ordinary Shares as determined by the Board The shares subject to each such stock option shall vest on the earlier of the next Annual Meeting or the first anniversary of the date of grant, subject to the Eligible Director continuing in service as an Eligible Director through the applicable vesting date.

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